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                                                                     EXHIBIT 2.2

                   FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT

         This First Amendment to Stock Purchase Agreement (the "First Amendment") dated effective as of June 30, 2003, by and between AFC ENTERPRISES, INC., a Minnesota corporation ("AFC") and STARBUCKS CORPORATION, a Washington corporation ("Purchaser"), serves to amend the Stock Purchase Agreement dated as of April 15, 2003, by and among the parties hereto (the "Stock Purchase Agreement"). Capitalized terms not otherwise defined herein shall have the meaning attributed to such terms in the Stock Purchase Agreement.

                                     RECITAL

         A. The Stock Purchase Agreement provides for the Closing to occur on June 30, 2003. The parties now desire to delay the Closing until July 14, 2003.

         Therefore, the parties agree to amend the Stock Purchase Agreement as follows:

                                    AMENDMENT

         1. Amendment of Closing Provision. Section 3 of the Stock Purchase Agreement is hereby amended in its entirety to read as follows:

                  "Subject to the terms and conditions set forth herein, the Closing shall take place on July 14, 2003 (the "Closing Date") at the offices of Davis Wright Tremaine LLP, 2600 Century Square, 1501 Fourth Avenue, in Seattle, Washington, at 10:00 a.m. local time on the Closing Date, unless the parties subsequently mutually agree as to a different date, time or location. The Closing shall be effective as of 12:01 a.m. PDT on the Closing Date."

         2. Amendment of Effective Time Definition. The definition of "Effective Time" as provided in Section 1 of Appendix B to the Stock Purchase Agreement shall be amended to read as follows:

                  ""EFFECTIVE TIME" means 12:01 a.m. PDT on the Closing Date."

         3. Counterparts. This First Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

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         4.       Entire Agreement; Effectiveness of First Amendment. This First
Amendment, together with the Stock Purchase Agreement (including without limitation all exhibits, schedules and appendices thereto) constitutes the entire agreement between the parties, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this First Amendment. Except as expressly provided in this First Amendment, all other terms and conditions of the Stock Purchase Agreement, including all exhibits, schedules and appendices thereto, remain in full force and effect and are not amended or modified in any respect.

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IN WITNESS WHEREOF, the parties hereto have executed or caused this First
Amendment to be executed and delivered their duly authorized officers, as of the day and year first above written.

AFC ENTERPRISES, INC.                         STARBUCKS CORPORATION

By: /s/ Allan J. Tanenbaum                    By: /s/ Michael Casey
   -------------------------------               -------------------------------
Name: Allan J. Tanenbaum                      Name: Michael Casey
     -----------------------------                 -----------------------------

Title: Senior Vice President                  Title: Executive Vice President
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